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                                                                    Exhibit 10.2
                   PEPSI-COLA EXCLUSIVE BOTTLING APPOINTMENT


                              DATED July 17, 1998


         1. PepsiCo, Inc., a corporation organized under the laws of the State of North Carolina, with general offices at 700 Anderson Hill Road, Purchase, New York (herein called the "Company"), hereby appoints Pepsi-Cola Puerto Rico Bottling Company, located at Carretaria 865 Km. 0.4, Bo. Candelaria Arenas, Tao Baja, Puerto Rico 00949 (the "Bottler"), its exclusive Bottler to bottle, sell and distribute the Pepsi-Cola, Diet Pepsi-Cola, Pepsi-Cola Free, Teem, Mountain Dew, All Sport, Wonder Kola, Mandarin Orange Slice, Diet Mandarin Orange Slice, Lemon Lime Slice, Diet Lemon Lime Slice and Grape Slice soft drink beverages (the "Beverages") under the trademarks PEPSI, PEPSI-COLA, DIET PEPSI, DIET PEPSI-COLA and PEPSI-COLA FREE, DIET PEPSI-COLA FREE, TEEM, DIET TEEM, MOUNTAIN DEW, ALL SPORT, DIET ALL SPORT, WONDER KOLA, MANDARIN ORANGE SLICE, DIET MANDARIN ORANGE SLICE, LEMON LIME SLICE, DIET LEMON LIME SLICE and GRAPE SLICE (the "Trademarks") solely within the United States Commonwealth of Puerto Rico (the "Territory").

         2. The term of this Appointment shall be for ten (10) years commencing from the date of this Appointment. This Appointment shall be automatically extended for additional terms of five (5) years each, unless either party shall give written notice to the other party at least one (1) year in advance of the expiration of each term of its intention not to renew.

         3.       The Bottler will:

         (a) purchase all units of concentrate ("Units") required for the Beverages from the seller of concentrate designated by the Company ("Seller") at the price and on the terms and conditions established in the Franchise Commitment Letter dated the date hereof (the "Franchise Commitment Letter") among the Company, P-PR Transfer, LLP and the Bottler;

         (b) at its expense, obtain all import licenses and permits for shipments of any imported machinery, equipment, or other materials (other than Units) required for the production, selling and distributing of the Beverages;

         (c) follow precisely all instructions issued by the Company in the use, handling and processing of Beverages concentrates, and the production and handling of the Beverages;

         (d) operate a thoroughly clean and sanitary bottling plant at Carretaria 865 Km. 0.4, Bo. Candelaria Arenas, Tao Baja, Puerto Rico 00949 and such other bottling plants of the Bottler in the Territory which are approved by the Company for the production of the Beverages and properly install and maintain all water treating, purifying and filtering equipment;

         (e) permit the Company's agents during working hours to inspect the Bottler's plant, warehouses, equipment and materials, to check operations and methods, and to take samples of the Beverages and water, materials and supplies;

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         (f) at least once each month furnish to the Company adequate samples of the Beverages and water used in producing the Beverages;

         (g) sell the Beverages only in the size, type and design bottle, can or other package as the Company approves;

         (h) use its best efforts to increase sales and gain market share by actively promoting and soliciting the sale of the Beverages, by keeping all accounts fully supplied with Beverages, and by securing full distribution through all available channels;

         (i) fully comply with all applicable laws and regulations;

         (j) use only advertising and promotional strategies and materials as approved by the Company and make the advertising and marketing expenditures as agreed between the Company and the Bottler;

         (k) sell the Beverages to retailers at prevailing competitive market prices together with competitive case and bottle deposits;

         (1) not produce, distribute or sell, directly or indirectly, in the Territory any beverage other than the Beverages or other beverages not owned by the Company which are authorized pursuant to the terms of the Franchise Commitment Letter;

         (m) not use any trademark, designation or trade dress which imitates or can be confused with the Company's Trademarks, designations or trade dress; and

         (n) not distribute or sell, directly or indirectly, the Beverage outside of the Territory except pursuant to exclusive bottling appointments issued by the Company to the Bottler or otherwise specifically authorized in writing by the Company.

         4. The Bottler agrees to follow precisely the quality standard for the Beverages published by the Company from time to time relating to raw materials, production, storage and product rotation. From time to time during the term of this Appointment the Company shall notify the Bottler of its minimum objectives pertaining to consumer quality parameters, including, but not limited to, taste, brix, carbonation and appearance. A market sampling agent shall be appointed by the Company to determine compliance with these minimum objectives. If the Bottler fails to achieve any of the minimum objectives, the Bottler agrees that the Company shall have the right to require the Bottler to cease production of the Beverages in the relevant bottling plant of the Bottler until the Bottler demonstrates to the Company its ability to meet such objectives.

         5. This Appointment cannot be transferred, assigned, pledged, mortgaged or otherwise disposed of by the Bottler, in whole or in part, without the Company's prior written consent. The Company's right to withhold this consent shall be absolute and unqualified.

         6. The Bottler recognizes the Company's ownership of its Trademarks and will take no action which will prejudice or harm the Trademarks, or the Company's ownership

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therein. Nothing in this Appointment shall confer upon the Bottler any right in the Trademarks, trade names, slogans, symbols or other designs used in connection with the Beverages or the associated goodwill. All use of the Trademarks is for the Company's benefit and subject to the Company's approval.

         7. (a) Upon the happening of any one or more of the following events, in addition to all other rights and remedies, the Company shall have the right to immediately terminate this Appointment by written notice to the Bottler:

         (i) the failure of the Bottler to perform or comply in any material respect with any one or more of the terms or conditions of this Appointment or the Franchise Commitment Letter after the Company has given to the Bottler notice of such failure and the Bottler has not cured such failure within a cure period of 30 days;

         (ii) any sale, transfer or other disposition, whether by operation of law or otherwise, of either (x) the shares of stock or other evidence of ownership of the Bottler which results in P-PR Transfer, LLP, a Delaware limited liability partnership, owning less than the number of shares of the capital stock of the Bottler which entitles P-PR Transfer, LLP to cast a majority of the votes of the shareholders at a shareholders meeting of the Bottler or (y) substantially all of the assets of the Bottler, in each case without the prior written consent of the Company which in its absolute and unqualified discretion may be withheld;

         (iii) the insolvency of the Bottler; or the assignment by the Bottler for the benefit of creditors; or the filing of a voluntary bankruptcy, judicial liquidation, or reorganization petition by the Bottler; or the failure of the Bottler to vacate an involuntary bankruptcy or reorganization petition filed against the Bottler within sixty (60) days from the date of such filing; or the failure of the Bottler to vacate, set side or have dismissed any insolvency proceeding involving the Bottler under any applicable law within sixty (60) days from the date of the commencement of any such proceeding; or the dissolution of the Bottler for any cause whatsoever. The term "Bottler" in this paragraph shall include any individual or entity which directly or indirectly controls the Bottler; or

         (iv) the termination of another exclusive bottling appointment between the Company and the Bottler.

         (b) In the event this Appointment is terminated by the Company for any of the foregoing reasons, the Bottler shall not, for a period of two years following the effective date of termination, engage in the bottling, sale or distribution of any cola soft drink products in the Territory.

         8. (a) The Bottler recognizes that the Company has granted this Appointment in reliance upon the character, skills, aptitude and business and financial capacity of the Bottler and in reliance upon the Bottler's commitment for the duration of this Appointment. The Company and the Bottler agree that in the event that the Bottler, for any reason, causes a premature termination of this Appointment, the Company will suffer irreparable harm entitling it not only to injunctive relief but to all of the other rights and remedies provided herein.

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                  (b) In the event that the Bottler breaches this Appointment by terminating this Appointment prior to the end of its term or breaches paragraph 7(a)(ii), then, in addition to the Company's rights to terminate this Appointment or exercise its other remedies specified in paragraph 7, the Company shall have the right to collect liquidated damages which amount shall be the sum of (x) an amount determined by multiplying the total number of Units purchased by the Bottler during the eighteen (18) month period immediately preceding the date of such occurrence by the price per Unit in effect on the date of such occurrence (which, if in local currency, will be the equivalent United States Dollar price per Unit at the prevailing exchange rate then in effect) and (y) an amount equal to that which the Bottler received from the Company during the eighteen (18) month period immediately preceding the date of such occurrence for contributions or assistance for advertising, marketing activities, acquisition of assets and in general for otherwise promoting the sale of the Beverage
(which, if in local currency, will be the equivalent United States Dollars of such contributions at the prevailing exchange rate in effect when such contributions were made).

         (c) In the event the Company has the right to collect liquidated damages pursuant to paragraph (b) and the Bottler (or any of its subsidiaries or affiliated companies) sells any cola soft drink products in the Territory at any time during the two year period after termination of this Appointment, the foregoing liquidated damage calculation shall be doubled.

         (d) The provisions of paragraphs 8 (b) and (c) shall in no way be deemed to be a limitation or in lieu of any other rights and remedies which the Company may have under this Appointment, including, without limitation, the rights of the Company to enforce the Bottler's commitment contained in paragraph 7(b).

         9. Upon termination of this Appointment the Bottler will have no right to sell the Beverages in the Territory or use in any way the Trademarks, trade names, slogans, symbols and other designs of the Company and agrees that the Company may cancel all trademark user registrations. Further, the Company shall have the right to elect to purchase all or part of the Bottler's glass bottles, shells, coolers and vendors containing the Trademarks at the invoice price less a reasonable allowance for depreciation.

         10. Nothing in this Appointment shall create or be deemed to create any relationship of agency, partnership or joint venture between the Bottler and the Company. The Bottler will assume full responsibility and liability for, and will hold the Company harmless from any loss, injury and/or damages resulting from or claimed to result from any act or omission on the part of the Bottler in the performance of its obligations under this Appointment. Further, and without limiting the generality of the foregoing, the Bottler agrees to indemnify and hold harmless the Company from any and all product liability and damage claims, howsoever caused, including the legal costs of defending such claims which are alleged to have arisen as a result of the negligence, breach of contract, implied or express, of the Bottler and/or any act or omission on the part of the Bottler. The Company will assume full responsibility and liability for, and will hold the Bottler harmless from any provable loss, damage or claim resulting from defective concentrate; such indemnity to arise provided the Bottler has strictly complied with the Company's instructions for the bottling of the Beverages. In furtherance of the obligations imposed upon the Bottler within this paragraph, the Bottler must at all times carry product liability and personal and property damage insurance in an amount sufficient

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to satisfy in full any claim advanced against the Company and, if requested by the Company, furnish a Certificate of Insurance or such other reasonable proof of adequate insurance coverage.

         11. Neither party shall be liable for failure to comply with this Appointment when such failure has been caused solely by fire, strike, war, insurrection, government restriction, force majeure or other causes beyond the control of the party involved but best efforts shall be used to cure the default as quickly as possible.

         12. In the event the Bottler uses wholesale distributors to distribute the Beverages, the Bottler is obligated to insure that all distributors comply fully with all of the terms and conditions of this Appointment relative to distribution.

         13. This Appointment expresses fully the understanding between the parties, and all prior understandings whether oral or written are hereby canceled. This Appointment may be modified only in writing signed by the parties.

         14. In the event any provision of this Appointment becomes unenforceable or invalid, this shall not affect the validity or enforce ability of any other provision

         15. The failure by the Company to enforce at any time any one or more of the terms of this Appointment shall not be a waiver of the Company's right thereafter to enforce each and every term.

         16. All notices required under this Appointment shall be hand delivered or sent by overnight courier to the addresses of the parties set forth in paragraph 1.

         17. This Appointment shall be governed by the laws of the State of New York, U.S.A. All disputes arising in connection with this Appointment shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators. Arbitration shall take place in New York, New York, U.S.A. in the English language. The arbitrators shall decide by majority vote. The arbitrators shall also decide and fix in their award which party or parties shall bear the arbitration costs. Each party shall appoint one arbitrator, and these two arbitrators shall appoint the third arbitrator, who shall be Chairman of the Arbitral Tribunal. If the two arbitrators are unable to upon the nomination of the third arbitrator within 30 days after their nomination, the third arbitrator shall be appointed by the President of the International Chamber of Commerce. Judgment upon the award may be entered in any court with jurisdiction.


IN WITNESS WHEREOF, the Company and the Bottler have duly executed and delivered this Appointment as of the date first set forth above.

                                         PepsiCo, Inc.



                                         By:_________________________________

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                                               Assistant Secretary


ACCEPTED AND AGREED TO:

Pepsi-Cola Puerto Rico Bottling Company


By:____________________________________